Exhibit 99.1

For immediate release.	Contact: Mark Williams	Thomas Redington
	913/307-1000	203/222-7399
	Mediware	212/926-1733
www.redingtoninc.com

Mediware Reports Third Quarter Fiscal 2008 Results

Quarter Marked By 17 Net New Sites And Progress With Key New Product Launches As Company Moves Beyond Blood System Sunset

Teleconference Call Scheduled For 10:00am EST Today

LENEXA, KS  May 6, 2008 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of ClosedLoop™ clinical systems for blood and medication management, reported total revenue for the third quarter of fiscal year 2008 of $9,839,000 compared to $11,057,000 in the year-ago quarter. Net income for the quarter just ended was $316,000, or four cents per fully diluted share, compared to net income of $831,000, or ten cents per fully diluted share, in last fiscal year’s third quarter.

For the nine-month period ended March 31, 2008, Mediware reported total revenue of $29,242,000 compared to $30,794,000 in the comparable period in fiscal year 2007. Net income for the nine months ended March 31, 2008 was $442,000, or five cents per fully diluted share, compared to net income of $1,900,000, or twenty-three cents per fully diluted share, in the comparable period of fiscal year 2007. The nine month results for fiscal 2008 included a first quarter $225,000 non cash write-off of certain deferred tax assets and a cash charge of $377,000 associated with the organizational restructuring announced in July 2007.

“Our results for the third quarter improved over the current year’s second quarter, with a 10 percent gain in revenue and an eight cent increase in EPS,” said Kelly Mann, Mediware’s president and chief executive officer. “Our teams are executing plans to build a strong foundation for future growth through new product launches, the integration of IMS products, and delivering on customer service excellence.”

Mann continued: “We are pleased to report that the BloodCenter of Wisconsin, one of the nation’s leading independent blood centers, has adopted our integrated blood center technologies with a strategy that combines our existing LifeTrak® software with IMS’ enhanced products to improve collections and efficiency throughout the entire process from blood donor recruitment to hospital distribution.”

Mr. Mann said Mediware’s UK medication management business, JAC, also contributed to the quarter and continues to be successful winning new accounts and expanding product penetration with existing customers. Domestically, Mediware added 12 new medication management sites.

Among the quarter’s highlights:

•	BloodCenter of Wisconsin committed to be the first to adopt Mediware’s integrated blood center technology strategy.

•	Addition of 17 new domestic customer sites.

•	Free cash flow, excluding the IMS acquisition, was $6.8 million for the first 9-months of fiscal 2008, compared to $1.8 million in the prior year.

•	Service and support revenues increased to $7.2 million primarily as a result of increased implementation services associated with blood management sales from previous quarters.

•	Service and support backlog remains strong at approximately $24.5 million.

•	Mediware executed a stock buy-back program, repurchasing 549,342 shares for $3.3 million.

•	The launch plan for the new biologics management product is on track for a June 2008 release, and product teams are actively marketing and raising awareness.

“We projected 2008 to be a year of transition as we reset sales pipelines and introduce new products to drive growth,” said Mann. “Through the introduction of MediREC™, BloodSafe™, BiologiCare™, and our integrated blood center solutions, we are well positioned for the coming quarters. Overall, I am pleased with our progress and feel confident we are doing the right things for the company, our customers and our shareholders.”

Mediware will host a teleconference call today at 10:00 am Eastern Time (9:00 am Central Time) to discuss the results.  There will be a question-and-answer session directly following the presentation of the results.

To participate in the teleconference, please call toll-free 888-869-1189 (direct dial 706-643-5902) five minutes before the scheduled start in order to register for the call.  The conference ID is 44903038.  You may also register in advance of the call online by going to: http://www.directeventreg.com/registration/event/44903038.

A replay of the call will be available after the call’s completion for 5 days at 800-642-1687 (direct dial 706-645-9291).  The conference ID is 44903038.  After 5 days, the replay will be available on the company’s web site: www.mediware.com.

Mediware Information Systems, Inc. Income Statement Highlights (in thousands, unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007

System Sales	$2,659	$4,887	$8,881	$12,100
Services	7,180	6,170	20,361	18,694
Total Revenue	9,839	11,057	29,242	30,794
Expenses	9,527	10,082	28,908	28,624
Operating Income	312	975	334	2,170
Net Income	$316	$831	$442	$1,900
Earnings Per Share – Diluted	$0.04	$0.10	$0.05	$0.23

Mediware Information Systems, Inc. Balance Sheet Highlights (in thousands, unaudited):

	As of March 31,
	2008	2007

Cash and Cash Equivalents	$20,766	$21,333
Working Capital	$18,279	$22,960
Stockholders’ Equity	$39,588	$41,167

About Mediware
Mediware delivers blood and medication management software systems that encapsulate information supporting patient therapies, reinforce patient safety practices and improve efficiencies to lower costs.  Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.  For more information about Mediware products and services, and a reconciliation of any non-GAAP financial information, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2007, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.

5/05/2008
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